LEUTHOLD FUNDS, INC. 485BPOS

Exhibit 99.(h)(i)

AMENDED AND RESTATED FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDED AND RESTATED FUND ADMINISTRATION AGREEMENT (“Agreement”) is made and entered into as of October 1, 2019, by and between LEUTHOLD FUNDS, INC., a Maryland corporation, (the “Company”) and U.S. BANCORP FUND SERVICES, LLC d.b.a. U.S. Bank Global Fund Services, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Company and USBFS entered into a Fund Accounting Servicing Agreement, dated October 23, 2003 as amended;

WHEREAS, the Company and USBFS agree, that this Agreement will supersede and replace the Fund Accounting Servicing Agreement;

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Company has issued shares of beneficial interest (“Shares”) of its series that are open end mutual funds (each a “Mutual Fund Series”) and exchange-traded funds (each an “ETF Series”);

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Company desires to retain USBFS to provide fund administration services to each Mutual Fund Series and ETF Series of the Company listed on Exhibit A attached hereto (as amended from time to time) (each Mutual Fund Series and ETF Series a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Administrator

The Company hereby appoints USBFS as administrator of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following administration services to each Fund:

A.	General Fund Management:

(1)	Act as liaison among Fund service providers, including but not limited to the adviser, sub-adviser, authorized participants, external legal counsel, accounting and audit firms and external compliance consultants.

(2)	Supply:

a.	Office facilities (which may be in USBFS’, or an affiliate’s, own offices).

b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Company’s board of directors’ and committees’ (the “Board of Directors” or the “Directors”) communications, such as:

a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.

b.	Prepare reports for the Board of Directors based on financial and administrative data.

c.	Assist with the selection of the independent auditor.

d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Prepare minutes of meetings of the Board of Directors and Fund shareholders.

f.	Recommend dividend declarations to the Board of Directors and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

g.	Attend Board of Directors meetings and present materials for Director’ review at such meetings.

(4)	Audits:

a.	For the annual audits of the Funds, prepare appropriate schedules and materials. Provide requested information to the Independent Auditors and facilitate the audit process.

b.	For SEC, FINRA or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate audit process.

c.	For all audits, provide office facilities, as needed.

(5)	Assist in overall operations of each Fund.

(6)	Pay Fund expenses upon written authorization from the Company.

(7)	Keep the Company’s governing documents, including its articles of incorporation, bylaws and minute books, but only to the extent such documents are provided to USBFS by the Company or its representatives for safe keeping.

B.	Compliance:

(1)	Regulatory Compliance:

a.	Monitor compliance with the 1940 Act requirements, including:

(i)	Asset and diversification tests.

(ii)	Total return and SEC yield calculations.

(iii)	Maintenance of books and records under Rule 31a-3.

(iv)	Code of ethics requirements under Rule 17j-1 for the Directors and officers subject to the Company’s Code of Ethics including the coordination of the mailing to appropriate parties, the reporting forms under the Company’s Code of Ethics pursuant to Rule 17j-1 under the 1940 Act;

b.	Monitor each Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Company in connection with (i) any certification required of the Company pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of USBFS’ compliance program as it relates to the Company, provided the same shall not be deemed to change USBFS’ standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, including, with respect to the ETF Series, any exchange listing requirements, and update Board of Directors periodically.

e.	Monitor compliance with regulatory exemptive relief (as applicable) for the ETF Series.

(2)	Blue Sky Compliance:

a.	Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of each Fund so as to enable each Fund to make a continuous offering of its shares in all states.

b.	Monitor status and maintain registrations in each state.

c.	Provide updates regarding material developments in state securities regulation.

(3)	SEC Registration and Reporting:

a.	Prepare and coordinate with Fund counsel the updates of Form N-1A and any supplements as needed.

b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, and Form N-PORT and N-PORT EX filings and Rule 24f-2 notices. As requested by the Company, prepare and file Form N-PX filings.

c.	Coordinate the printing, filing and mailing of Prospectuses, SAI’s and shareholder reports, and amendments and supplements thereto.

d.	File fidelity bond under Rule 17g-1.

e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

f.	Prepare and coordinate for Fund counsel approval, the proxy statements and information statements, as requested by the Company.

g.	Assist Fund counsel with application for exemptive relief, when applicable.

(4)	IRS Compliance:

a.	Monitor the Company’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)	Asset diversification requirements.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.

b.	Calculate required distributions (including excise tax distributions).

C.	Financial Reporting:

(1)	Provide financial data required by the Prospectus and SAI.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Directors, the SEC, and independent accountants.

(3)	Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of each Fund.

(5)	Monitor the expense accruals and make adjustments as necessary; notify the Company’s management of adjustments expected to materially affect a Fund’s expense ratio.

(6)	Prepare financial statements, which include, without limitation, the following items:

a.	Schedule of Investments.

b.	Statement of Assets and Liabilities.

c.	Statement of Operations.

d.	Statement of Changes in Net Assets.

e.	Statement of Cash Flows (if applicable).

f.	Financial Highlights.

(7)	Pursuant to Rule 31 a-1 (b) (9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)	Prepare for the review of the independent accountants and/or Fund management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. USBFS will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund management and/or its independent accountant file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Provide the Fund’s management and independent accountant with tax reporting information pertaining to the Fund and available to USBFS as required in a timely manner.

(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund management and/or its independent accountant.

(4)	Prepare and file on behalf of Fund management Form 1099 MISC Forms for payments to disinterested Directors and other qualifying service providers.

(5)	Monitor wash sale losses.

(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

(7)	Calculate Dividends Received Deduction (“DRD”) for qualifying corporate shareholders.

3.	License of Data; Warranty; Termination of Rights

A.	USBFS has entered into agreements with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), and FactSet Research Systems Inc. (“FACTSET”) which obligates USBFS to include a list of required provisions in this Agreement attached hereto as Exhibit B. The index data services being provided to the Company by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Company. The provisions in Exhibit B shall not have any effect upon the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

B.	The Company agrees to indemnify and hold harmless USBFS, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Company’s or any third party’s use of, or inability to use, the Data or any breach by the Company of any provision contained in this Agreement. The immediately preceding sentence shall not have any effect upon the standard of care and liability of USBFS as set forth in Section 6 of this Agreement.

4.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement as follows: For Mutual Fund Series, in accordance with the fee schedule set forth on Schedule I attached hereto; and, for ETF Series, in accordance with the fee schedule set forth on Schedule II attached hereto (each as amended from time to time).

USBFS shall also be reimbursed for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of the assets and property of the particular Fund involved.

5.	Representations and Warranties

A.	The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written instruction provided to USBFS by any duly authorized officer of the Company (other than an officer of the Company employed by USBFS), as approved by the Board of Directors of the Company, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Company” shall include the Company’s directors, employees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification and will keep the indemnitor advised with respect to all developments concerning such claim. The indemnitor shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any claim that may be the subject of this indemnification, but if the indemnitor elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnitor and approved by the indemnitee, which approval shall not be unreasonably withheld. In the event the indemnitor elects to assume the defense of any such suit and retain such counsel, the indemnitee in such suit shall bear the fees and expenses of any additional counsel retained by them. If the indemnitor does not elect to assume the defense of any such suit, or in case the indemnitee does not, in the exercise of reasonable judgment, approve of counsel chosen by the indemnitor, or if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the indemnitor and the indemnitee, the indemnitor will reimburse the indemnitee for the reasonable fees and expenses of any counsel retained by them.

C.	The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.	The Company is a series company, and each Fund is a separate and distinct series of the Company. As such, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing as a result of this Agreement with respect to the Company shall be enforceable against the assets of each Fund separately, and not against the assets of the Company generally or the assets of any other Fund or portfolio or series of the Company.

F.	In conjunction with the tax services provided to each Fund by USBFS hereunder, USBFS shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof. Any information provided by USBFS to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in USBFS’ administrative capacity. USBFS shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by USBFS, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by USBFS. USBFS shall not be liable for the provision or omission of any tax advice with respect to any information provided by USBFS to a Fund. The tax information provided by USBFS shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice. The provisions in this section shall not have any affect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

7.	Data Necessary to Perform Services

The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders and shall comply with the Gramm-Leach-Bliley Act and any state laws concerning privacy.

9.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

10.	Compliance with Laws

The Company has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI. USBFS’ services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Director’s oversight responsibility with respect thereto. The provisions in this section shall not have any affect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 6 of this Agreement.

11.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and continues until terminated by either party upon giving 90 days prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. However, this cure period only applies to the first two such breaches of the same material term of this Agreement. Either party may terminate this Agreement after the third such breach of the same material term of this Agreement. In addition, the Company may, at any time, immediately terminate this Agreement upon its “assignment” as defined under the1940 Act. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the reasonable expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Company.

13.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or by USBFS without the written consent of the Company accompanied by the authorization or approval of the Company’s Board of Directors.

14.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint USBFS and its officers, directors and employees as the Company attorneys, form attorney-client relationships or require the provision of legal advice. The Company acknowledges that in-house USBFS attorneys exclusively represent USBFS and rely on outside counsel retained by the Company to review all services provided by in-house USBFS attorneys and to provide independent judgment on the Company’s behalf. Because no attorney-client relationship exists between in-house USBFS attorneys and the Company, any information provided to USBFS attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. USBFS represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

19.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

and notice to the Company shall be sent to:

Leuthold Funds, Inc.

150 South Fifth Street, Suite 1700

Minneapolis, MN 55402

20.	Rights and Obligations of Each Fund

No Fund shall receive any rights or have any liabilities arising from any action or inaction of any other Fund of the Company under this Agreement.

21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

LEUTHOLD FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John Mueller	By:	/s/ Jeanine M. Bajczyk

Name: John Mueller		Name: Jeanine M. Bajczyk

Title: President		Title: Senior Vice President

Exhibit A to the Amended and Restated Fund Administration Servicing Agreement

The separate Mutual Fund Series and ETF Series of Leuthold Funds, Inc.

Grizzly Short Fund
Leuthold Core Investment Fund
Leuthold Core Investment Fund – Institutional Class
Leuthold Select Industries Fund
Leuthold Global Fund Retail Class
Leuthold Global Fund – Institutional Class
Leuthold Core ETF

Exhibit B to the Amended and Restated Fund Administration Servicing Agreement – Leuthold Funds, Inc.

REQUIRED PROVISIONS OF MSCI, S&P AND FACTSET

●	The Company shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.

●	The Company shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

●	The Company shall represent that it will treat the Data as proprietary to MSCI, S&P and FACTSET. Further, the Company shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

●	The Company shall represent that it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Company’s present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

●	The Company shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.

●	The Company shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Company.

●	The Company shall acknowledge that MSCI or S&P or FACTSET may, in its sole and absolute discretion and at any time, terminate USBFS’ right to receive and/or use the Data.

●	The Company shall acknowledge that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI, FACTSET and USBFS, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE COMPANY ON AN “AS IS” BASIS. USBFS, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). USBFS, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Exhibit B (continued) to the Amended and Restated Fund Administration Servicing Agreement – Leuthold Funds, Inc.

THE COMPANY ASSUMES THE ENTIRE RISK OF ANY USE THE COMPANY MAY MAKE OF THE DATA. IN NO EVENT SHALL USBFS, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE COMPANY, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE COMPANY TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF USBFS, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

SCHEDULE I to the Amended and Restated Fund Administration Servicing Agreement – Leuthold Funds, Inc.

Fund Administration & Portfolio Compliance Services Fee Schedule effective 10/1/19 through 4/30/2021

All Funds

Annual Fee Based Upon Average Net Assets per Fund Complex

4.5 basis points on the first $1.5 billion

3.5 basis points on the next $1.5 billion

2.5 basis points on the balance

Fund Complex Minimum Fee

Complex minimum based on number of funds open, at $40,000 per fund.

■	Additional fee of $15,000 for Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee per Fund

Advisor Information Source – On-line access to portfolio management and compliance information.

Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.

Third Party Administrative Data Charges (descriptive data for each security)

$1 per security per month for fund administrative data

SEC Modernization Requirements

Form N-PORT – $12,000 per year, per Fund, commencing on the date each such Fund is required to first comply with the Form N-PORT requirements; and

Form N-CEN – $250 per year, per Fund, commencing on the date each such Fund is required to first comply with the Form N-CEN requirements.

USBFS has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement. Accordingly, the Company agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of the Rule (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Company’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at the Company’s request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Company), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). The Company further agrees that Bloomberg shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

Chief Compliance Officer Support Fee

■	$2,000 per year per fund complex

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services

Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule:

USBFS legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

SCHEDULE II to the Amended and Restated Fund Administration Servicing Agreement – Leuthold Funds, Inc.

Fee Schedule for the ETF Series added to Leuthold Funds, Inc. (the “Company”)

Base Fee for Accounting, Administration, Transfer Agent & Account Services at October1, 2019

The following reflects the greater of the basis point fee or annual minimum1 where Leuthold Weeden Capital Management acts as Adviser in the Leuthold Funds, Inc. Trust

Annual Minimum per Fund		Basis Points on Trust AUM
Funds 1-5	$50,000	First $500m	5 bps
Funds 6-10	$45,000	Next $500m	4 bps
Funds 11-15	$35,000	Balance	3 bps
Funds 16+	$30,000

1Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should LEUTHOLD terminate this service agreement with USBFS for any Fund prior to the end of the initial two year period, LEUTHOLD will be will be responsible for the balance of the minimum monthly fee for the shorter of (i) twelve months or (ii) the remainder of the term.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

SCHEDULE II (continued) to the Amended and Restated Fund Administration Servicing Agreement – Leuthold Funds, Inc.

Accounting, Administration, Transfer Agent & Account Services

(in addition to the Base Fee)

Pricing Services

For daily pricing of each securities (estimated 252 pricing days annually)

■	$0.08 – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs

■	$0.50 – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds

■	$0.80 – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

■	$0.90 – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

■	$1.00 – Bank Loans

■	$1.50 – Swaptions

■	$1.50 – Intraday money market funds pricing, up to 3 times per day

■	$3.00 – Credit Default Swaps

■	$500 per Month Manual Security Pricing (>25per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services

Fee for IDC data used to monitor corporate actions

■	$2.00 per Foreign Equity Security per Month

■	$1.00 per Domestic Equity Security per Month

■	$2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

■	$1 per security per month for fund administrative

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

SCHEDULE II (continued) to the Amended and Restated Fund Administration Servicing Agreement – Leuthold Funds, Inc.

Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by USBFS upon client need and/ or request)

SEC Modernization Requirements

■	Form N-PORT – $12,000 per year, per Fund

■	Form N-CEN – $250 per year, per Fund

Daily Compliance Services

■	Base fee – $20,000 per fund per year

■	Setup – $2,500 per fund group

Section 18 Daily Compliance Testing (for derivatives and leverage)

■	$1,500 set up fee per fund complex

■	$500 per fund per month

Controlled Foreign Corporation (CFC)

■	USBFS Fee Schedule plus $15,000

C- Corp Administrative Services

■	1940 Act C-Corp – USBFS Fee Schedule plus $15,000

■	1933 Act C-Corp – USBFS Fee Schedule plus $25,000

Ongoing Annual Legal Administration Services

Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements

■	$15,000 first fund

■	$5,000 each additional fund up to 5 funds

■	Fees will be negotiated for fund 6+

Section 15(c) Reporting

■	$2,000 per fund per standard reporting package*

■	Additional 15c reporting is subject to additional charges

*Standard reporting packages for annual 15(c) meeting

-	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report

-	Performance reporting package: Peer Comparison Report

■	Standard data source – Morningstar; additional charges will apply for other data services

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Portfolio Composition File (PCF) management services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

Fees are calculated pro rata and billed monthly.